UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

CONCREIT FUND I LLC

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-2200971 (I.R.S. Employer Identification No.)

1201 3rd Ave Ste 2200 Seattle, WA 98101 (Full mailing address of principal executive offices)

(206) 607-6080

(Issuer’s telephone number, including area code)

Common and Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

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Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This annual report on Form 1-K contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed elsewhere on this Form 1-K and under the heading “Risk Factors” in our offering circular dated May 13, 2020 (the “Offering Circular”), as the same may be amended or supplemented from time to time, a copy of which may be accessed here, as well as from time to time in our other filings with the Securities and Exchange Commission (the “Commission”).

In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved. We do not undertake to revise or update any forward-looking statements.

Item 1. Business

Concreit Fund I LLC, (the “Company”, “we”, “us”, “our” and Concreit) is a Delaware limited liability company formed to invest in and manage a diversified portfolio of commercial real estate investments located in the United States and Real Estate-Related Securities (as defined herein). We expect to use substantially all of the net proceeds from this offering (the “Offering”) to originate, structure and acquire (i) commercial real estate, including industrial, multifamily, office, retail and other real property types (“Direct CRE”) and (ii) real estate-related securities, including equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments (“Real Estate-Related Securities,” collectively with Direct CRE sometimes referred to as “Real Estate Investments”).

We are externally managed by Concreit Fund Management LLC (the “Manager”) which is a wholly owned subsidiary of our sponsor, Concreit Inc. (the “Sponsor” or “Concreit Inc.”). Our Sponsor owns and operates an online investment platform www.concreit.com (the “Concreit Platform”) and the investment mobile application (the “Concreit App”) that allows potential investors to become equity holders in real estate opportunities that may have been historically difficult to access for most retail investors. Through the use of the Concreit Platform and Concreit App, investors can browse and screen real estate investments, view details of an investment and sign legal documents online.

On February 26, 2021, we have filed for a post-qualification amendment with the Securities and Exchange Commission to update the business plan, as well as, the redemption plan, distribution plan, retainment of services of Dalmore Group as broker-dealers, among others. As of April 26, 2021, the amendment is under review.

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Investment Strategy

We expect to use substantially all of the net proceeds from this Offering to invest in a diversified portfolio of Direct CRE and Real Estate-Related Securities. We intend to invest at least 80% of the total value of our assets in Direct CRE and Real Estate-Related Securities. Direct CRE may encompass a wide variety of commercial real estate, including industrial, multifamily, office, retail and other real property types. Further, Direct CRE may include whole or partial interests in real properties as well as mortgage debt, mezzanine debt and other direct real estate investments. Real Estate-Related Securities may include equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments.

We will seek to create and maintain a portfolio of Real Estate Investments that generate a low volatility income stream of attractive, frequent, and consistent cash distributions. Our focus on investing in debt instruments will emphasize the payment of current returns to investors and preservation of invested capital. We also intend to diversify our portfolio by investing in equity instruments in real estate-related companies, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act. We will also seek to realize growth in the value of our Real Estate Investments by timing their sale to maximize value.

On a long-term basis, under normal market conditions, we will seek to allocate the Company’s portfolio generally in accordance with our strategy to maximize our operating cash flow and preserve our invested capital, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act.

In executing our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor, given our Sponsor’s capabilities to provide relevant technology. Among others, these competitive advantages include:

●	Unique technology platform to introduce efficiencies with investor relationship management;

●	Systems to facilitate and help manage redemption requests for investors;

●	Accounting platform automation to ensure accuracy & transparency.

Investment Objectives

Our primary investment objectives are:

●	to pay attractive and consistent distributions by rigorously evaluating numerous investment opportunities to find those that can support the distribution target;

●	to create a portfolio of diversified Real Estate Investments; and

●	to preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets.

Competition

Our net income depends, in large part, on our ability to originate Real Estate Investments with attractive risk-adjusted yields. In originating these Real Estate Investments, we compete with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the Real Estate Investments suitable for us.

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Competitive variables include market presence and visibility, amount of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential Real Estate Investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our investor shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward Looking Information” and in other parts of this Annual Report.

Offering Results

As of April 26, 2021, we have submitted our offering circular to be filed with the SEC for post-qualification amendment. As of December 31, 2020 and 2019, we had raised total gross offering proceeds of approximately $328,459 and $0, respectively, from settled subscriptions (including $1,030,192 and $300,669,  respectively, received in the private placements [$619,851 and $258,068, respectively, from affiliates of our Sponsor,] and approximately $410,341 and $42,600, respectively, received in private placements to third parties), and had settled subscriptions in our Offering and private placements for an aggregate of approximately $1,358,651 and $300,669 respectively, of our investor shares.

Concreit Fund Management LLC is our Manager. As our Manager, it is responsible for directing the management of our business and affairs, managing our day-to-day operations, implementing our investment strategy, and manage our portfolio of Real Estate Investments. Our Manager also has the authority to make all of the decisions regarding our Real Estate Investments, subject to the limitation in our Operating Agreement. Our Manager will also provide asset management, marketing, other administrative services on our behalf.

We intend to make an election to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2022, which may be extended by Manager in its sole discretion. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our Investor Members. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution.

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We believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Distributions

The Manager may at any time, in its sole discretion, make and pay distributions of the Fund’s net cash flow or other assets to the Members. In determining cash flow available for distribution, the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Company, including the one percent (1%) Management Fee as described in the Management Agreement, and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company.

Cash flow available for distribution will then be divided between the Members as follows:

(i)	First, one hundred percent (100%), pro rata to each Investor Member until the such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month) of the Investor Member’s investment amount, which will be pro-rated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the pro-rated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year);

(ii)	Thereafter, one hundred percent (100%) to the Investor Members.

We expect that our Manager will declare and pay distributions as of the last day of each calendar month. Therefore, new investors can expect to receive distributions as of the last day of each calendar month commencing as of the date of this Offering Circular. Investor Members will be entitled to declared distributions on each of their Investor Shares, including the Investor Shares issued under the Reinvestment Plan until Investor Shares are redeemed under the Redemption Plan, if ever.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions will be authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.

We are not prohibited from distributing our own securities in lieu of making cash distributions to Investor Members. Our Operating Agreement also gives the Manager the right to distribute other assets rather than cash. The receipt of our securities or assets in lieu of cash distributions may cause Investor Members to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our Investor Shares on a stock exchange or other trading market, nor is it expected that a public market for the Investor Shares will develop.

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Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this Offering, we will have less funds available for investment in Real Estate Investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this offering until we have raised significant capital and made substantial Real Estate Investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our Redemption Plan will also reduce funds available for distribution to remaining Investor Members.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

The following table summarizes the distributions declared and paid by the Company since June 30, 2020 throughout October 2, 2020:

Distribution Period	Daily Distribution Amount per Investor Share	Date of Declaration	Payment Date	Annualized Yield(1)	Overview (253G2)
07/01/2020 – 07/31/2020	$0.00013622580645	07/31/2020	07/31/2020	5.00%	EDGAR Link
08/01/2020 – 08/14/2020	$0.00014508081666	08/14/2020	08/14/2020	5.25%	EDGAR Link
08/15/2020 – 08/21/2020	$0.00014583333333	08/14/2020	08/21/2020	5.25%	EDGAR Link
08/22/2020 – 08/28/2020	$0.00014583333333	08/14/2020	08/28/2020	5.25%	EDGAR Link
08/29/2020 – 09/04/2020	$0.00014583333333	08/14/2020	09/04/2020	5.25%	EDGAR Link
09/05/2020 – 09/11/2020	$0.00014583333333	08/31/2020	09/11/2020	5.25%	EDGAR Link
09/12/2020 – 09/18/2020	$0.00014583333333	08/31/2020	09/18/2020	5.25%	EDGAR Link
09/19/2020 – 09/25/2020	$0.00014583333333	08/31/2020	09/25/2020	5.25%	EDGAR Link
09/26/2020 – 10/02/2020	$0.00014583333333	08/31/2020	10/02/2020	5.25%	EDGAR Link
10/03/2020 – 10/09/2020	$0.00014583333333	09/30/2020	10/09/2020	5.25%	EDGAR Link
10/10/2020 – 10/16/2020	$0.00014583333333	09/30/2020	10/16/2020	5.25%	EDGAR Link
10/17/2020 – 10/23/2020	$0.00014583333333	09/30/2020	10/23/2020	5.25%	EDGAR Link
10/24/2020 – 10/30/2020	$0.00014583333333	09/30/2020	10/30/2020	5.25%	EDGAR Link
10/31/2020 – 11/06/2020	$0.00014583333333	10/30/2020	11/06/2020	5.25%	EDGAR Link
11/07/2020 – 11/13/2020	$0.00014583333333	10/30/2020	11/13/2020	5.25%	EDGAR Link
11/14/2020 – 11/20/2020	$0.00014583333333	10/30/2020	11/20/2020	5.25%	EDGAR Link
11/21/2020 – 11/27/2020	$0.00014583333333	10/30/2020	11/27/2020	5.25%	EDGAR Link
11/28/2020 – 12/04/2020	$0.00014583333333	11/30/2020	12/04/2020	5.25%	EDGAR Link
12/05/2020 – 12/11/2020	$0.00014583333333	11/30/2020	12/11/2020	5.25%	EDGAR Link
12/12/2020 – 12/18/2020	$0.00014583333333	11/30/2020	12/18/2020	5.25%	EDGAR Link
12/19/2020 – 12/25/2020	$0.00014583333333	11/30/2020	12/25/2020	5.25%	EDGAR Link
12/26/2020 – 01/01/2021	$0.00014583333333	11/30/2020	01/01/2021	5.25%	EDGAR Link
01/02/2021 – 01/08/2021	$0.00014583333333	12/31/2020	01/08/2021	5.25%	EDGAR Link
01/09/2021 – 01/15/2021	$0.00014583333333	12/31/2020	01/15/2021	5.25%	EDGAR Link
01/16/2021 – 01/22/2021	$0.00014583333333	12/31/2020	01/22/2021	5.25%	EDGAR Link
01/23/2021 – 01/29/2021	$0.00014583333333	12/31/2020	01/29/2021	5.25%	EDGAR Link
01/30/2021 – 02/05/2021	$0.00014583333333	01/31/2021	02/05/2021	5.25%	EDGAR Link
02/06/2021 – 02/12/2021	$0.00014583333333	01/31/2021	02/12/2021	5.25%	EDGAR Link
02/13/2021 – 02/19/2021	$0.00014583333333	01/31/2021	02/19/2021	5.25%	EDGAR Link
02/20/2021 – 02/26/2021	$0.00014583333333	01/31/2021	02/26/2021	5.25%	EDGAR Link
02/27/2021 – 03/05/2021	$0.00014583333333	02/26/2021	03/05/2021	5.25%	EDGAR Link
03/06/2021 – 03/12/2021	$0.00014583333333	02/26/2021	03/12/2021	5.25%	EDGAR Link
03/13/2021 – 03/19/2021	$0.00014583333333	02/26/2021	03/19/2021	5.25%	EDGAR Link
03/20/2021 – 03/26/2021	$0.00014583333333	02/26/2021	03/26/2021	5.25%	EDGAR Link
03/27/2021 – 04/02/2021	$0.00014583333333	03/31/2021	04/02/2021	5.25%	EDGAR Link
04/03/2021 – 04/09/2021	$0.00014583333333	03/31/2021	04/09/2021	5.25%	EDGAR Link
04/10/2021 – 04/16/2021	$0.00014583333333	03/31/2021	04/16/2021	5.25%	EDGAR Link
04/17/2021 – 04/23/2021	$0.00014583333333	03/31/2021	04/23/2021	5.25%	EDGAR Link
04/24/2021 – 04/30/2021	$0.00014583333333	03/31/2021	04/23/2021	5.25%	EDGAR Link

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(1) Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $1.00 per Investor Share purchase price. While our Manager is under no obligation to do so, each annualized basis return assumes that our Manager would declare distributions in the future similar to the distributions for each period presented, and there can be no assurance that our Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

Redemption Plan

As of December 31, 2020, we have honored all redemption requests and redeemed approximately 21,280 Investor Shares.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from interest revenue on our real estate debt investments, cash flow distributions from equity method investees, and equity in earnings from our investments in unconsolidated joint ventures See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Results of Operations

On July 12, 2019, we materially commenced operations. For the year ended December 31, 2020, we had a total net loss of $38,303 and for December 31, 2019, we had a total net income  of $66,356.

Revenue

Dividend and Interest Revenue

For the years ended December 31, 2020 and 2019, we earned dividend and interest income of $44,997 and $12,470, respectively, from our investments. The increase in net income over the comparable prior period was due to a full year of operations and an increase investment balance generating a higher investment income.

Expenses

Asset Management and Other Fees – Related Party

For the years ended December 31, 2020 and 2019, we incurred expenses of approximately $21,701 and $1,674,  respectively, which includes asset management fees, Broker Dealer fees, and servicing fees. The increase in the amount of fees was primarily attributable to the a full year of operations and the fees from issuing Investor Shares through a Broker Dealer.

General and Administrative Expenses

The Company has relied on Concreit Inc. to cover the general and administrative expenses associated with running our business. At this time, Concreit Inc. has yet to recoup the cost of these covered expenses.

Our Investments

The following table summarizes the investments made by the Company since June 30, 2020 throughout December 31, 2020. See Note 3 for more details on our investments and Note 7 for a description of investments the Company has made since December 31, 2020.

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Secured Loan	Location	Type of Property	Date of Acquisition	Interest Rate (1)	Maturity Date (2)	Total Commitment (3)	Overview (253G2)

South Ninth Investments Loan (4)	Tacoma, WA	Multifamily	07/31/2020	11.00%	11/1/2020	$100,000	EDGAR Link
Opal Topaz Investments LLC Loan	McDonough, GA	Multifamily	08/28/2020	9.50%	09/01/2021	$100,000	EDGAR Link
Huntsville Property Loan	Huntsville, AL	Multifamily	08/06/ 2020	10.50%	09/01/2021	$100,000	EDGAR Link
Sound Income Fund Loan	N/A	N/A	07/09/2020 (5)	9.00%	02/01/2021	$253,500	EDGAR Link
TEC Homes, Inc. Loan	Quincy, WA	Single-family	11/20/2020	9.00%	03/01/2021	$205,400	Initial Update
Emrys Capital LLC Loan	Kent, WA	Single-family	12/22/2020	8.50%	11/28/2021	$279,500	Initial Update
208 SOCR, LLC Loan	Branson, MO	Multifamily	12/31/2020	10.50%	01/01/2021	$100,000	N/A

(1) Interest Rate refers to the projected effective annual interest rate on each secured loan. The interest rate presented does not distinguish between interest that is paid current and interest that accrues to the maturity date, nor does it include any increases in interest rate that may occur in the future.

(2) Maturity Date refers to the initial maturity date of each secured loan and does not take into account any extensions that may be available.

(3) Total Commitment refers to the total commitment made by the Company to fund the secured loan, not all of which may have been funded on the acquisition date.

(4) On August 31, 2020, the South Ninth Investments Loan was paid off and is no longer outstanding.

(5) On January 21, 2020, the Company made the initial investment of $143,500 as previously disclosed in the Offering Circular. On July 9 and November 18, 2020, the Company made a follow-on investments in the amount of $60,000 and $50,000 respectively.

Liquidity and Capital Resources

As of December 31, 2020, we had approximately $1,190,242 invested across seven investments and had approximately $152,879  in cash and cash equivalents. See Note 7 for subsequent events and transactions. For information regarding the anticipated use of proceeds from this Offering, see “Estimated Use of Proceeds.” The Company’s proceeds from Common Shares sold to our Sponsor in a private placement and the Investor Shares sold to accredited investor in another private placement have been, and will continue to be, primarily deployed for (i) acquisition of Direct CRE and Real Estate-Related Securities; (ii) operating expenses; and (iii) certain payments to our Manager, including reimbursement of organization and offering expenses. In furtherance of our operations, the liquidity we need to further acquire Real Estate Investments will be funded primarily from the sale of our Investor Shares in this Offering and to some extent form debt proceeds.

We have currently no outstanding debt and have not received a commitment from any lender to provide us with financing. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of Real Estate Investments.

Our Manager may from time to time modify our leverage policy in its sole discretion. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

●	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or pay dividends of excess cash flow held in reserve by such financing sources, and/or (c) the loss of some or all of our assets to foreclosure or sale;

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●	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

●	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, distributions or other purposes; and

●	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all, and more broadly, there can be no assurance that a leveraging strategy will be successful.

Debt financings for Real Estate Investments may be obtained prior to or at the time that a Real Estate Investment is acquired or made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for working capital needs, including the payment of distributions.

In general, during our offering stage, when we may raise capital in this Offering more quickly than we acquire income-producing assets, and for some period after our offering stage, our Manager may not be able to declare and distribute distributions solely from our cash flow from operations. Further, because we may receive property income or other revenue at various times during our fiscal year, and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, our Manager may declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings or lines of credit to fund our distributions, to the extent permissible under the applicable law. We may also fund such distributions from the sale of assets or other investments. Our Operating Agreement permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our Operating Agreement does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow available for distributions, we will have less funds available for Real Estate Investment.

Outlook and Recent Trends

The recent outbreak of COVID-19 and efforts by governmental and other authorities to contain the spread of the virus through lockdowns of cities, business closures, restrictions on travel and emergency quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, have resulted in significant disruptions to global economic and market conditions and triggered a period of global economic slowdown.

The COVID-19 outbreak presents material uncertainty and risk with respect to our future performance and future financial results, such as the potential to negatively impact occupancy at Real Estate Investments, our financing arrangements, our costs of operations, the value of our Real Estate Investments, and laws, regulations and governmental and regulatory policies applicable to the Company. Given the evolving nature of the COVID-19 outbreak, the extent to which it may impact our future performance and future financial results will depend on future developments, including the duration and severity of the pandemic, the uneven impact to certain industries, advances in testing, treatment and prevention, the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures, among others, all of which remain highly uncertain at this time and as a result we are unable to estimate the impact that the COVID-19 outbreak may have on our future financial results at this time. Our Manager continuously reviews our investment and financing strategies to optimize our portfolio and reduce our risk in the face of the rapid development and fluidity of this situation.

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We are encouraged by continued improvement in commercial real estate capital and credit markets, as well as the positive macroeconomic growth supporting the commercial real estate industry. As we look ahead to the next three years, we believe improving fundamentals, transactions, and commercial real estate lending activities will continue to strengthen in core United States metro markets. We also expect the trend of high foreign direct investment in United States markets and real estate assets to remain strong. Further, assistance provided by governmental support programs and commitments over the immediate future are expected to further support U.S. capital markets over the immediate future.

Risks related to interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our Real Estate Investments. In the event market fundamentals deteriorate, our real estate portfolio or the collateral security in any loan investment we make may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of our Manager to acquire new loans or investments with attractive risk/reward opportunities.

The current interest rate environment provides an unusual opportunity to borrow at comparably low interest rates. As a protective measure against interest rate fluctuations and regulatory uncertainty, the Company intends to focus on purchasing Direct CRE with stable income, which typically would allow the Manager to secure long-term, fixed rate debt on the property at historically attractive terms, thereby mitigating interest rate risk. In terms of Real Estate-Related Securities, and here in particular commercial real estate loans, we are targeting an average investment duration of 1 to 2 years for greater flexibility and adaptability during times of interest rate volatility or regulatory uncertainty.

Over the short term, management remains cautiously optimistic about the opportunity to acquire loans and investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Off-Balance Sheet Arrangements

As of the December 31, 2020 and 2019, we do not have any off-balance sheet arrangements.

Related Party Arrangements

See Note 5 for “Related Party Fees and Expenses,” which specifies as follows:

The Manager, or its Affiliates, shall be entitled to receive the following fees:

Asset Management Fee

The Fund will pay the Manager an annual asset management fee (the “Management Fee”), in an amount equal to one percent (1.0%) per annum (0.08333% per month) multiplied by the NAV as of the last day of the preceding month, calculated and paid monthly in arrears.

The Manager may deduct installments of the Management Fee when due from any cash distributions to which Investor Members would otherwise be entitled. If any such cash distribution is insufficient to cover the Management Fee in any month, the Investor Members will remit the difference to the Manager in subsequent distribution periods until the difference has been paid in full.

Acquisition Fee

Upon acquisition of fee simple interest in real estate, the Manager will be entitled to a fee equal to one percent (1.0%) if the acquisition dollar amount is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if it is less than ten (10) million dollars. For investments in entities that hold real estate or real estate related assets, the Manager will be entitled to a fee equal to three quarters of a percent (0.75%) of the cost of such investment. When a joint venture of which the fund is a member acquires a fee simple in real estate, the Manager will be entitled to a fee equal to one percent (1.00%) of the cost of the real estate multiplied by the Fund’s percentage interest if the joint venture is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if the cost of the real estate multiplied by the Fund’s percentage interest in the joint venture is less than ten (10) million dollars.

11

Disposition Fee

Upon the Fund selling or disposing of real estate, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of every fee simple interest in the real estate. Further, upon the Fund selling or disposing of a fee simple interest in real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of the real estate multiplied by the Fund’s percentage interest in the joint venture.

Financing Fee

When the Fund obtains financing for real estate owned, directly or indirectly, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing. Further, upon the Fund obtaining financing of real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing multiplied by the Fund’s percentage interest in the joint venture.

Property Management Fee

The Manager will be entitled to a fee of equal to five percent (5.00%) of the gross rental income of the Fund during the preceding month for all properties that the Fund owns in fee simple interest or through a joint venture.

Other Fees

If the Manager is able to engage the servicer of third parties, including but not limited to insurance brokers, real estate brokers, and property managers, at rates below the prevailing market rates, the Manager will be entitled to a fee equal to the difference between the negotiated fee and the prevailing rate.

Please see also “Conflicts of Interests and Related Party Transactions” in our Offering Circular beginning on page 41.

Recent Developments

See Note 7 for subsequent events and transactions since December 31, 2020 (through April 12, 2021). Specifically:

In connection with the preparation of the accompanying financial statements, the Manager has evaluated events and transactions occurring through April 12, 2021, for potential recognition or disclosure.

Offering

Subsequent to December 31, 2020, through April 12, 2021, the Fund has raised proceeds of $506,475 and processed $61,981 in redemptions. The Fund has $19,603 in escrow awaiting to be released at management’s discretion; and all subscription agreements have been obtained. Management intends to credit the investors’ accounts while in escrow.

Investments

Sound Equity

In February 2021, the Fund made an additional investment of $100,000 into the Sound Equity Income Fund.

Bellevue Funding

In March 2020, the Fund acquired a secured, first lien loan with an original principal amount of $405,600 (the “Loan”) from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The Loan was purchased for the Unpaid Principal Balance of $405,600, plus an Interest Credit of $1,876, a total of $407,476. Upon the maturity date of October 16, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund. The Loan bears a note rate of 9.25% per annum.

12

In March 2020, the Fund acquired a secured, an additional first lien loan with an original principal amount of $540,000 from the Seller. The Loan was purchased for the Unpaid Principal Balance of $525,738, less accrued interest of $124, a total of $525,614. Upon the maturity date of August 31, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund.

Sales of Marketable Security

In January 2021, the Fund sold 4,771 shares of BRMK for net proceeds of $50,165.

In April 2021, the Fund sold 11,377 shares of BRMK for net proceeds of $120,768.

Other

None.

Item 3. Directors and Officers

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has established the IAC that the Manager will consult with respect to Real Estate Investments, potential conflicts of interest and other Company matters. The IAC consists of not fewer than three (3) members, who are generally advisors to the Manager but not otherwise affiliated with the Manager.

Our Manager will perform its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. The Manager is not required to devote all of its time to our business and is only required to devote such time to our affairs as its duties require.

Our Investor Members shall take no part in the management or control of our business and shall have no authority to act for or bind us. The Operating Agreement contains limitations on the liability of the Manager and its affiliates for any action taken, or any failure to act, on behalf of the Fund unless there shall be a judgment or other final adjudication adverse to the Manager and such affiliates establishing that the (1) the Manager’s acts or omissions were in bad faith or involved intentional misconduct or gross negligence; (2) the Manager personally gained in fact a financial profit or other advantage to which the Manager was not legally entitled. The Operating Agreement also provides for indemnification of the Manager and its affiliates and advance of certain expenses for any losses for which the Manager is absolved from liability under the terms of the Operating Agreement.

Executive Officers of our Manager

As of the date of this Offering Circular, the executive officers of our Sponsor, which is our Manager’s managing-member, and their positions and offices are as follows:

Name	Age	Position
Sean Hsieh	36	Chief Executive Officer
Jordan Levy	36	Chief Technology Officer

Sean Hsieh is CEO & Founder at Concreit Inc., a commercial real estate micro-investing application for everyday investors. Concreit Inc. is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. Concreit Inc. leverages distributed ledger tech in its approach to fund & asset management for scale and truth in accounting.

13

Sean is a lifelong technologist, serial entrepreneur and angel investor. Prior to Concreit Inc., he co-founded and sold Flowroute Inc., an international telecommunications service provider based in Seattle, serving as the first virtual carrier nationwide carrier with a focus on API-driven and programmatic communications. Sean had the privilege of starting many functional disciplines at Flowroute Inc. from marketing, sales, customer and product success, and ultimately overseeing engineering before its sale. He believes that at the core of every great product is an unforgettable experience that creates stories.

Jordan Levy is a Founder and CTO at Concreit, Inc. a commercial real estate micro-investing application for everyday investors. Concreit Inc., is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. The company leverages distributed ledger tech in its approach to fund and asset management for scale and truth in accounting.

Jordan is a proven entrepreneur and software engineering professional. Jordan previously served as Founder and CTO at Flowroute Inc., an international telecommunications service provider based in Seattle, becoming the first virtual carrier with a focus on API-driven and programmatic communications. At Flowroute, he built the first iteration of the company’s industry-redefining platform and led the team that developed, implemented, and maintained all technology services and infrastructure in the company. Jordan is also an angel investor and advisor for early-stage startup companies. He is a drummer and multi-instrumentalist who loves jamming with friends when he is not busy with family. Jordan graduated with high honors from the University of California, Irvine, where he earned a B.S. in Physics and a B.S. in Information and Computer Science.

Compensation of Executive Officers

Executive officers of our Sponsor may serve as an executive officer of our Manager. These individuals receive compensation for his or her services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Securityholders

The following table sets forth, as of March 31, 2021, the beneficial ownership of limited liability company interests of our Common Shares and our Investor Shares for (i) each person who is the beneficial owner of 5% or more of our outstanding Common Shares or 5% or more of our outstanding Investor Shares, (ii) each director and executive officer of our Sponsor, and (iii) the directors and executive officers of our Sponsor as a group. To our knowledge, each person that beneficially owns shares of our Common Shares or Investor Shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1201 3rd Ave Ste 2200, Seattle, WA 98101.

14

	Common Shares		Investor Shares		Common Shares and Investor Shares
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of All Shares	Number of Shares Beneficially Owned	Percentage of All Shares	Number of Shares Beneficially Owned	Percentage of All Common Shares and Investor Shares

5% Shareholders

Concreit Inc. (2) (3)	10,000	100.00%	—	—	10,000	2.48%
Mike Cozart			427,818	23.33%	427,818	23.20%

Executive Officers and Directors

Sean Hsieh	—	—	480,702	26.21%	480,702	26.07%
Jordan Levy			148,412	8.09%	148,412	8.05%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	As of March 31, 2021, Concreit Inc. owns all of our issued and outstanding Common Shares.

(3)	All voting and investments decisions with respect to our shares of Common Shares that are held by Concreit Inc. are controlled by the board of directors of Concreit Inc. The board is comprised of Sean Hsieh, Jordan Levy, and Andy Liu.

Item 5. Interest of Management and Others in Certain Transactions

For further detail, please see Note 5 – Related Party Fees and Expenses.

Please see also “Conflicts of Interests and Related Party Transactions” in our Offering Circular beginning on page 41

Item 6. Other Information

None.

15

Item 7. Financial Statements

INDEX TO FINANCIAL STATEMENTS OF CONCREIT FUND I LLC

CONCREIT FUND I LLC

FINANCIAL STATEMENTS

December 31, 2020

Together with

Independent Auditors’ Report

16

Concreit Fund I LLC

17

INDEPENDENT AUDITORS’ REPORT

April 12, 2021

The Manager and Members

Concreit Fund I LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Concreit Fund I LLC (the “Fund”), a Delaware limited liability company, which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2020, and for the period from May 24, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concreit Fund I LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and for the period from Inception through December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/dbbmckennon

20321 SW Birch Street, Suite 200 Newport Beach, California 92660-1756 P: 949.200.3280 F: 949.200.3281 www.dbbmckennon.com
Santa Monica	Newport Beach	San Diego

F-1

CONCREIT FUND I LLC

BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019

Assets
Cash and cash equivalents	$152,879	$54,001
Dividends and interest receivable	11,302	2,965
Marketable securities	204,871	315,065
Loan participations	985,371	—
Total assets	$1,354,423	$372,031

Liabilities and Members’ Equity

Liabilities:
Due to related parties	$12,112	$4,027
Accrued liabilities	16,077	947
Total liabilities	28,189	4,974

Commitments and contingencies (Note 4)

Members’ Equity:
Common shares	10,000	10,000
Investor shares	1,338,264	300,669
Accumulated deficit/Retained earnings	(22,030)	56,388
Total members’ equity	1,326,234	367,057
Total liabilities and members’ equity	$1,354,423	$372,031

See accompanying notes to financial statements.

F-2

CONCREIT FUND I LLC

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD

FROM MAY 24, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019

Dividend and interest income	$44,997	$12,470
Unrealized gain (loss) on marketable securities	(50,847)	55,560
Realized loss on marketable securities	(10,752)	-
Net investment income (loss)	(16,602)	68,030

Operating Expenses:
General and administrative	21,701	1,674
Total operating expenses	21,701	1,674

Net income (loss)	$(38,303)	$66,356

See accompanying notes to financial statements.

F-3

CONCREIT FUND I LLC

STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD

FROM MAY 24, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Common Shares		Investor Shares		Retained Earnings/
	Shares	Amount	Shares	Amount	Accumulated Deficit	Total Members’ Equity
May 24, 2019 (Inception)	—	$—	—	$—	$—	$—
Common shares issued to parent for cash	10,000	10,000	—	—	—	10,000
Investor shares issued for cash	—	—	300,269	300,669	—	300,669
Distributions to members	—	—	—	—	(9,967)	(9,967)
Net income	—	—	—	—	66,355	66,355
December 31, 2019	10,000	$10,000	300,269	$300,669	$56,388	$367,057
Investor shares issued for cash	—	—	1,092,228	1,058,025	—	1,058,025
Redemptions	—	—	(21,280)	(20,430)	—	(20,430)
Distributions to members	—	—	—	—	(40,115)	(40,115)
Net loss	—	—	—	—	(38,303)	(38,303)
December 31, 2020	10,000	$10,000	1,371,217	$1,338,264	$(22,030)	$1,326,234

See accompanying notes to financial statements.

F-4

CONCREIT FUND I LLC

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020 AND FOR THE PERIOD FROM MAY 24, 2019
(INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(38,303)	$66,355
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized losses on marketable securities	50,847	(55,560)
Realized losses on marketable securities	10,752	—
Changes in operating assets and liabilities:
Dividends and interest receivable	(8,337)	(2,965)
Due to related parties	8,085	4,027
Accrued liabilities	15,130	947
Net cash provided by operating activities	38,174	12,804

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	48,595	—
Purchase of marketable securities	—	(259,505)
Purchase of loan participations	(985,371)	—
Net cash used in investing activities	(936,776)	(259,505)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	—	10,000
Proceeds from sale of investor shares	1,058,025	300,669
Redemptions by members	(20,430)	—
Distributions to members	(40,115)	(9,967)
Net cash provided by financing activities	997,480	300,702

Increase in cash and cash equivalents	98,878	54,001
Cash, beginning of period	54,001	—
Cash, end of period	$152,879	$54,001

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

F-5

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Concreit Fund I LLC (the “Fund”) was formed on May 24, 2019 (“Inception”) in the State of Delaware. The Fund’s headquarters are located in Seattle, WA.

Concreit Fund I LLC was formed to make investing into Commercial Real Estate (“CRE”) accessible to the everyday investor and make known the benefits of investing into CRE. The Fund intends to qualify as a real estate investment trust (“REIT”) and plans to originate, invest in and manage a diversified portfolio of commercial real investments and other real estate-related assets. Substantially all of the Fund’s business will be externally managed by Concreit Fund Management LLC, a Delaware limited liability company (the “Manager”).

The Fund will apply to the Internal Revenue Service (the “IRS”) to be treated as a REIT for federal income tax purposes. Although the Manager is not currently aware of any reason why the Fund would not qualify as a REIT, they can give no absolute assurance that the IRS will not successfully challenge the classification of the Fund as a REIT. To qualify as a REIT, a fund must have the bulk of its assets and income connected to real estate investment and must distribute at least 90 percent of its taxable income to shareholders annually in the form of dividends. In addition to paying out at least 90 percent of its taxable income annually in the form of shareholder dividends, a REIT must:

●	Be an entity that would be taxable as a corporation but for its REIT status;
●	Be managed by a board of directors or trustees;
●	Have shares that are fully transferable;
●	Have a minimum of 100 shareholders after its first year as a REIT;
●	Have no more than 50 percent of its shares held by five or fewer individuals during the last half of the taxable year;
●	Invest at least 75 percent of its total assets in real estate assets and cash;
●	Derive at least 75 percent of its gross income from real estate related sources, including rents from real property and interest on mortgages financing real property;
●	Derive at least 95 percent of its gross income from such real estate sources and dividends or interest from any source; and
●	Have no more than 25 percent of its assets consist of non-qualifying securities or stock in taxable REIT subsidiaries.

Going Concern / Management’s Plans

The Fund has relied on support from its initial member Concreit Inc. for working capital. Since Inception through April 12, 2021, the Fund has raised $1,865,169 – See Note 7. Such proceeds were used to fund investments and limited operations. During the next 12 months, the management intends to fund its investments and operations from the financing received from offerings of securities and from its portion of income generated through the Fund’s investments. If the Fund is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its plans.

F-6

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Fund conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Fund has a limited operating history and has generated minimal revenue intended operations. The Fund’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Fund’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A+ Tier 2. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund’s financial condition and the results of its operations. By investing into loan participations, the Fund loses flexibility and control, could become overly reliant on the lead lender, may be unable to obtain information in a timely manner, and losses exposure under workout or liquidation.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. To date, the Company has not experienced material adverse effects because of COVID-19. However, at this stage, due to the continued uncertainty, it is still difficult to assess the future impact of the pandemic on the Company.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Fund considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments in Real Estate Debt

The Fund’s commercial real estate debt investments may be held to maturity and accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. The Manager reviews the debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that the Fund will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate, which approximates fair value.

As of December 31, 2020, none of the debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. The Fund invested in five debt related investments as of December 31, 2020, with one of those investments paying off in full since inception.

F-7

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Investments in Marketable Securities

The Fund accounts for investments in marketable securities at fair value based on quoted market prices. The Fund records investments in debt securities at amortized cost for held-to-maturity debt and at fair value when debt is considered available-for-sale. Gains and losses in available-for-sale securities and debt are recorded in operations.

Investments in, and Income from, Private Equity Securities

The Fund records its initial investment at cost, recognizes its share of each entity’s income or loss, increases its investment for capital contributions, and reduces its investment balance by any distributions received. Cash distributions that the Fund receives in excess of the carrying amount of its investment are recorded as income (if certain criteria are met), and the equity method of accounting is suspended. The Fund would record future equity method earnings only after its share of cumulative earnings during the suspended period exceeds the income recognized for the excess cash distributions. The Fund’s investments are periodically reviewed for impairment. The Fund records an impairment charge when events or circumstances change indicating that a decline in fair value below carrying value has occurred and such decline is other than temporary.

Investments in Debt Securities and Loan Participations

Fund records investments in debt securities at amortized cost. Income is recorded as earned. The Fund’s investments are periodically reviewed for impairment. The Fund records an impairment charge when events or circumstances change indicating a significant decline in fair value below carrying value.

Real Estate Held for Investment

Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings and improvements—ten (10) to 40 years; furniture, fixtures and equipment—five (5) to ten (10) years. The Manager continually evaluates the recoverability of the carrying value of its real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

The Fund will periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of the Fund’s board of directors and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

F-8

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate - General”. The Fund ceases capitalization on costs upon completion.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Fund. Unobservable inputs are inputs that reflect the Fund’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Fund’s marketable equity security is deemed to be a Level 1 financial instrument as the market price is nationally quoted. The Fund’s investments in real estate debt and loan participations are not generally reported at fair value.

Revenue Recognition

The Fund primary source of income is expected to be from leasing activities. The Fund has adopted ASC Topic 606, ”Revenue from Contracts with Customers”, which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires the Fund to recognize, for certain of its revenue sources, the transfer of promised goods or services to customers in an amount that reflects the consideration the Fund is entitled to in exchange for those goods or services.

The Fund will recognize minimum rent, including rental abatements, concessions and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the non-cancellable term of the related lease and amounts expected to be received in later years will be recorded as deferred rents. The Fund records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred in accordance with ASC 840, Leases.

F-9

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Income Taxes

As a limited liability company, the Manager has elected to be taxed as a C corporation. The Fund intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such, beginning with the taxable year when qualification can be met. To qualify as a REIT, the Fund must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Fund’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Fund generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its shareholders. Even if the Fund qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. All tax periods since Inception remain open to examination by the major taxing authorities in all jurisdictions where the Fund is subject to taxation. There are no ongoing tax examinations

Concentration of Credit Risk

The Fund maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Fund may maintain balances in excess of the federally insured limits.

Organizational and Offering Costs

Organizational and offering costs of the Fund were initially paid by the Initial Member and/or affiliates on behalf of the Fund. These organizational and offering costs include all expenses to be paid by the Fund in connection with the formation of the Fund, the qualification of the Offering, and the distribution of shares. The Fund anticipates that the Fund will be obligated to reimburse the Initial Member and/or affiliates, as applicable, for organizational and offering costs paid by them on behalf of the Fund. The Initial Member has decided that the Fund shall only reimburse the Initial Member for the organizational and offering costs subject to a minimum capital raise of $5,000,000 and if the reimbursement does not jeopardize the health of the Fund.

The Fund will record a liability for organizational costs and offering costs payable to the Initial Member and/or affiliates when it is probable and estimable that a liability has been incurred in accordance with ASC 450, Contingencies. As a result, there will be no liability recognized until the Fund reaches a minimum capital raise of $5,000,000 and if the reimbursement does not jeopardize the health of the Fund and to maintain the objectives of returns to Investors of the fund.

Without jeopardizing the health of the Fund, once the Fund raises a minimum of $5,000,000, the Manager may book a liability with a corresponding reduction to equity for offering costs, and a liability and a corresponding expense to general and administrative expenses for organizational costs.

As of December 31, 2020, the Initial Member and/or affiliates incurred organizational and offering costs of approximately $271,854 to the Fund. However, because the minimum capital raise of $5,000,000 was not met as of December 31, 2020, no costs are eligible to be reimbursed to the Manager.

F-10

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Under Section 107 of the JOBS Act, the Fund is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Manager has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Fund (i) is no longer an emerging growth Fund or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) that amended the accounting guidance related to lease accounting. The new standard is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early application of the amendments in this Update is permitted for all entities. The guidance requires lessees, at lease inception, to record on their balance sheets a lease liability for the obligation to make lease payments and a right-of-use (ROU) asset for the right to use the underlying asset for the lease term. Lessees may elect to not recognize lease liabilities and ROU assets for leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives, and the lessee’s initial direct costs. For operating leases, lease expenses will generally be recognized on a straight-line basis over the lease term. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. The Fund is evaluating the impact that ASU 2016-02 will have on its financial position, results of operations or cash flows.

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Fund believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Fund or (iv) are not expected to have a significant impact on the Fund.

NOTE 3 – INVESTMENTS

Marketable Equity Security

In July 2019, the Fund made a minority-interest investment in a private REIT in the amount of $250,000. This private REIT executed a merger into an entity that ultimately completed an initial public offering of its securities in November of 2019, known as Broadmark Realty Capital, Inc., and is currently listed on the NYSE under the symbol BRMK.

As of December 31, 2020, the fund had 19,940 shares with a market value of $203,388. During the fiscal year, the Fund yielded $18,988 in dividend income. In December 2020, the Fund sold 4,771 shares for a market value of $50,000. Subsequent to December 31, 2020, the Fund sold an additional 11,377 shares for a net proceeds of $120,768. When another investment opportunity is available and the market value of this investment is acceptable, the Fund plans to sell additional shares to reduce the Fund’s exposure to market volatility and exit the public market all together.

F-11

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Sound Equity

In January 2020, the Fund made an investment in a debt fund through the issuance of a promissory note in the amount of $143,500. The note rate is 9% per annum and terms of the note are for at least one year, or until funds have been returned to the Fund. The note is secured by substantially all assets of the debt fund. The Fund made additional investments during 2020 and as of December 31, 2020 the total invested amount is $253,500. During 2020, the Fund yielded $15,051 in dividend income. Subsequent to December 31, 2020, the Fund made an additional investment of $100,000 in February 2021.

Kirkland Capital Group

In July 2020, the Fund and Kirkland Capital Group, a strategic co-lender (the “Lead Lender,” collectively with the Fund, “Lenders”), acquired a participation interest in a secured, first lien loan with an original principal amount of $522,500 (the “Loan” whereas the Note, Deed of Trust and all other loan documents executed in connection with the loan on the Property are collectively referred to as the “Loan Documents,” which Loan Documents evidence the Loan). The Fund, in accordance with the loan participation agreement acquired an undivided pari passu interest for $100,000. In August 2020, the Loan was paid in full by the borrower. The Loan bore an effective interest rate of 11%, and the Fund received $1,005 in interest income.

In August 2020, the Fund and Lead Lender acquired a participation interest in a secured, first lien loan with an original principal amount of $412,500 and maturity date of September 1, 2021. The Fund, in accordance with the loan participation agreement acquired an undivided pari passu interest for $100,000. The Loan has a 9.5% effective interest rate. During the fiscal year, the Fund yielded $3,269 in interest income.

In August 2020, the Fund and Lead Lender acquired a participation interest in a secured, first lien loan with an original principal amount of $346,500 and maturity date of September 1, 2021. The Fund, in accordance with the loan participation agreement acquired an undivided pari passu interest for $100,000. The Loan has a 10.5% effective interest rate. During the fiscal year, the Fund yielded $4,337 in interest income.

In December 2020, the Fund and Lead Lender acquired a participation interest in a secured, first lien loan with an original principal amount of $536,250 and maturity date of January 1, 2022. The Fund, in accordance with the loan participation agreement acquired an undivided pari passu interest for $100,000. The Loan has a 10.5% effective interest rate. During the fiscal year, the Fund yielded $129 in interest income.

Bellevue Funding

In November 2020, the Fund acquired a secured, first lien loan with an original principal amount of $205,400 from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The Loan was purchased for the Unpaid Principal Balance of $142,701, plus an Interest Credit of $678, a total of $143,379. The borrower was able to draw an additional $62,699 prior to the maturity date of the Loan. Upon the maturity date of March 1, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund. The Loan bore a note rate of 9% per annum. During the fiscal year, the Fund yielded $1,953 in interest income. As of December 31, 2020, the unpaid principal balance on this note was $202,316. Subsequent to December 31, 2020, the loan was repaid in full by the borrower in January 2021.

F-12

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

In December 2020, the Fund acquired a secured, first lien loan with an original principal amount of $279,500 from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The Loan was purchased for the unpaid principal balance of $229,500, plus an interest credit of $1,227, a total of $230,727. The borrower was able to draw an additional $50,000 prior to the maturity date of the Loan. Upon the maturity date November 28, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund. The Loan bears an interest rate of 8.5% per annum. During the fiscal year, the Fund yielded $446 in interest income. As of December 31, 2020, the unpaid principal balance on this note was $229,500. Subsequent to December 31, 2020, the loan was repaid in full by the borrower in February 2021.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Fund is not currently involved with, and does not know of any pending or threatening litigation against the Fund.

NOTE 5 – RELATED-PARTY FEES AND EXPENSES

The Manager, or its Affiliates, shall be entitled to receive the following fees:

Asset Management Fee

The Fund will pay the Manager an annual asset management fee (the “Management Fee”), in an amount equal to one percent (1.0%) per annum (0.08333% per month) multiplied by the NAV as of the last day of the preceding month, calculated and paid monthly in arrears.

The Manager may deduct installments of the Management Fee when due from any cash distributions to which Investor Members would otherwise be entitled. If any such cash distribution is insufficient to cover the Management Fee in any month, the Investor Members will remit the difference to the Manager in subsequent distribution periods until the difference has been paid in full.

Acquisition Fee

Upon acquisition of fee simple interest in real estate, the Manager will be entitled to a fee equal to one percent (1.0%) if the acquisition dollar amount is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if it is less than ten (10) million dollars. For investments in entities that hold real estate or real estate related assets, the Manager will be entitled to a fee equal to three quarters of a percent (0.75%) of the cost of such investment. When a joint venture of which the fund is a member acquires a fee simple in real estate, the Manager will be entitled to a fee equal to one percent (1.00%) of the cost of the real estate multiplied by the Fund’s percentage interest if the joint venture is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if the cost of the real estate multiplied by the Fund’s percentage interest in the joint venture is less than ten (10) million dollars.

Disposition Fee

Upon the Fund selling or disposing of real estate, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of every fee simple interest in the real estate. Further, upon the Fund selling or disposing of a fee simple interest in real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of the real estate multiplied by the Fund’s percentage interest in the joint venture.

Financing Fee

When the Fund obtains financing for real estate owned, directly or indirectly, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing. Further, upon the Fund obtaining financing of real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing multiplied by the Fund’s percentage interest in the joint venture.

F-13

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

Property Management Fee

The Manager will be entitled to a fee of equal to five percent (5.00%) of the gross rental income of the Fund during the preceding month for all properties that the Fund owns in fee simple interest or through a joint venture.

Other Fees

If the Manager is able to engage the servicer of third parties, including but not limited to insurance brokers, real estate brokers, and property managers, at rates below the prevailing market rates, the Manager will be entitled to a fee equal to the difference between the negotiated fee and the prevailing rate.

NOTE 6 – MEMBERS’ EQUITY

The Fund is authorized to sell an unlimited amount of common and investors shares.

As of December 31, 2020, the Fund’s initial member, Concreit, Inc., contributed $10,000 in capital to the Fund in exchange for 10,000 common shares. The initial member interests are non-voting. The Fund also received $1,358,694 in contributions from investor members in exchange for 1,392,497 investor shares, of which $619,851 was received from affiliates. The Fund Investor shares will not have voting rights except under the limited circumstances expressly provided in the Operating Agreement.

The Fund has the ability to redeem Investor Shares through a Redemption Plan. The Fund may, at the Fund’s full discretion, choose to redeem Investor Shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemptions nor that the Manager will exercise its discretion to redeem such Investor Shares. As of December 31, 2020, the Fund processed $20,569 in redemptions accounting for 21,280 redeemed investor shares.

The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund to the Members. In determining cash flow available for distribution (the “Net Available Cash Flow”), the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Fund, including the one percent (1%) Management Fee as described in the Management Agreement (as defined in Section 5.1.2), and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund. Distributions of $40,115 and $9,967 have been made as of December 31, 2020 and 2019, respectively.

Net Available Cash Flow will be determined as of the last day of each calendar month. Each Member’s share of each such distribution of Net Available Cash Flow will then be divided between the Members as follows:

●	First, one hundred percent (100%), pro rata to each Investor Member until the such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month), which will be prorated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the prorated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year);

F-14

CONCREIT FUND I LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – SUBSEQUENT EVENTS

In connection with the preparation of the accompanying financial statements, the Manager has evaluated events and transactions occurring through April 12, 2021, for potential recognition or disclosure.

Offering

Subsequent to December 31, 2020, through April 12, 2021, the Fund has raised proceeds of $506,475 and processed $61,981 in redemptions. The Fund has $19,603 in escrow awaiting to be released at management’s discretion; and all subscription agreements have been obtained. Management intends to credit the investors’ accounts while in escrow.

Investments

Sound Equity

In February 2021, the Fund made an additional investment of $100,000 into the Sound Equity Income Fund.

Bellevue Funding

In March 2020, the Fund acquired a secured, first lien loan with an original principal amount of $405,600 (the “Loan”) from Bellevue Funding LLC, a Washington Limited Liability Company (the “Seller”). The Loan was purchased for the Unpaid Principal Balance of $405,600, plus an Interest Credit of $1,876, a total of $407,476. Upon the maturity date of October 16, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund. The Loan bears a note rate of 9.25% per annum.

In March 2020, the Fund acquired a secured, an additional first lien loan with an original principal amount of $540,000 from the Seller. The Loan was purchased for the Unpaid Principal Balance of $525,738, less accrued interest of $124, a total of $525,614. Upon the maturity date of August 31, 2021, the unpaid principal balance and accrued interest are due and payable to the Fund.

Sales of Marketable Security

In January 2021, the Fund sold 4,771 shares of BRMK for net proceeds of $50,165.

In April 2021, the Fund sold 11,377 shares of BRMK for net proceeds of $120,768.

Item 8. Exhibits

Exhibit No.	Description

2.1	Certificate of Formation
2.2	Form of Second Amended and Restated Limited Liability Company Agreement
4.1	Form of Subscription Agreement
4.2	Form of Automatic Investment Agreement
6.1	Management Services Agreement
6.1.1	First Amended and Restated Management Services Agreement
6.2	License Agreement
6.3	Form of Broker-Dealer Agreement
6.4	Form of Software and Services License Agreement
6.4.1	Amendment to Software and Services License Agreement
8.1	Form of Escrow Agreement
11.1	Consent of Independent Auditor
12.1	Opinion of Sosnow & Associates PLLC as to the legality of the securities being qualified
13.1	Solicitation of Interest Materials – Press Releases
13.2	Solicitation of Interest Materials – Social Media
13.3	Solicitation of Interest Materials – Homepages
15.1	Authorizing Resolution adopted by the Manager creating and setting forth the terms of the Investor Shares
15.2	Redemption Plan
15.3	Reinvestment Plan
15.4	Form of NAV Supplement

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Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized in Seattle, Washington on April 29, 2021.

Concreit Fund I LLC

By:	Concreit Fund Management LLC, its Manager

By:	/s/ Sean Hsieh
Name:	Sean Hsieh
Title:	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/Sean Hsieh	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC	April 29, 2021
/s/Sean Hsieh	Sean Hsieh, Chief Financial Officer of Concreit Fund I LLC	April 29, 2021
/s/Chris Garnett	Chris Garnett, Chief Accounting Officer of Concreit Fund I LLC	April 29, 2021

30